Exhibit 5(b) and 8

September 19, 2006
FPL Group, Inc FPL Group Capital Inc 700 Universe Boulevard Juno Beach, Florida 33408

Ladies and Gentlemen:

As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), we have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03, 333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08 (the "Registration Statement"), which registration statement was filed jointly by FPL Group, FPL Group Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"); and became effective upon filing on September 5, 2006; (2) the prospectus dated September 5, 2006 forming a part of the Registration Statement, as supplemented by (i) a prospectus supplement dated September 12, 2006 ("Series A Prospectus Supplement") relating to $350,000,000 aggregate principal amount of Series A Enhanced Junior Subordinated Debentures due 2066 ("Series A Junior Subordinated Debentures"), and (ii) a prospectus supplement dated September 13, 2006 ("Series B Prospectus Supplement") relating to $350,000,000 aggregate principal amount of Series B Enhanced Junior Subordinated Debentures due 2066 (together with the Series A Junior Subordinated Debentures, the "Subordinated Debentures"), each series of the Subordinated Debentures issued under the Indenture (For Unsecured Subordinated Debt Securities), dated as of September 1, 2006 (the "Subordinated Indenture"), from FPL Group Capital, as issuer, and FPL Group, as guarantor, to The Bank of New York, as subordinated trustee (the "Subordinated Trustee"), which Subordinated Debentures are fully and unconditionally guaranteed (the "Subordinated Guarantee") by FPL Group pursuant to and in accordance with the terms of the guarantee of FPL Group contained in the Subordinated Indenture, each of such prospectus and prospectus supplements filed pursuant to Rule 424(b) under the Securities Act; (3) the Subordinated Indenture; (4) the corporate proceedings of FPL Group Capital with respect to the Registration Statement, the Subordinated Indenture and the Subordinated Debentures; (5) the corporate proceedings of FPL Group with respect to the Registration Statement and the Subordinated Guarantee included in the Subordinated Indenture; and (6) such other corporate records, certificates and other documents (including a receipt executed on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Subordinated Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Subordinated Debentures and the
Subordinated Guarantee are legally issued, valid, and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.

We are further of the opinion that the statements contained in each of the Series A Prospectus Supplement and the Series B Prospectus Supplement under the caption "Material United States Federal Income Tax Consequences" are an accurate summary of the matters referred to therein in all material respects.

In rendering the foregoing opinion, we have assumed that the certificates representing the Subordinated Debentures conform to specimens examined by us and that the Subordinated Debentures have been duly authenticated by the Subordinated Trustee under the Subordinated Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by FPL Group on or about September 19, 2006, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Florida law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Squire, Sanders & Dempsey L.L.P., Miami, Florida. As to all matters of New York law, Squire, Sanders & Dempsey L.L.P. is authorized to rely upon this opinion as if it were addressed to it.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP